EXHIBIT 99.2

KAR Auction Services, Inc.
Second Quarter 2020 Supplemental Financial Information
August 4, 2020

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended June 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$(4.4)	$16.0	$(43.9)	$(32.3)
Add back:
Income taxes	2.5	5.6	(12.7)	(4.6)
Interest expense, net of interest income	0.6	9.2	20.8	30.6
Depreciation and amortization	38.2	2.6	5.7	46.5
Intercompany interest	(1.5)	(0.1)	1.6	—
EBITDA	35.4	33.3	(28.5)	40.2
Intercompany charges	1.5	—	(1.5)	—
Non-cash stock-based compensation	1.2	0.4	1.3	2.9
Acquisition related costs	0.9	—	—	0.9
Securitization interest	—	(6.0)	—	(6.0)
Loss on asset sales	0.5	—	—	0.5
Severance	5.6	0.4	0.5	6.5
Foreign currency (gains)/losses	(0.1)	—	2.8	2.7
Goodwill and other intangibles impairment	29.8	—	—	29.8
Other	2.3	—	0.2	2.5
Total addbacks	41.7	(5.2)	3.3	39.8
Adjusted EBITDA	$77.1	$28.1	$(25.2)	$80.0

	Three Months Ended June 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$50.5	$27.4	$(50.5)	$27.4
Add back:
Income taxes	21.8	11.3	(24.4)	8.7
Interest expense, net of interest income	0.6	16.1	38.3	55.0
Depreciation and amortization	38.0	2.6	7.3	47.9
Intercompany interest	4.0	(1.6)	(2.4)	—
EBITDA	114.9	55.8	(31.7)	139.0
Intercompany charges	3.6	—	(3.6)	—
Non-cash stock-based compensation	1.6	0.4	2.0	4.0
Acquisition related costs	1.2	—	2.5	3.7
Securitization interest	—	(13.8)	—	(13.8)
Loss on asset sales	0.4	—	—	0.4
Severance	0.9	—	0.2	1.1
Foreign currency (gains)/losses	(0.5)	—	0.5	—
IAA allocated costs	—	—	0.9	0.9
Other	0.5	0.1	—	0.6
Total addbacks	7.7	(13.3)	2.5	(3.1)
Adjusted EBITDA	$122.6	$42.5	$(29.2)	$135.9

	Six Months Ended June 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$19.7	$40.6	$(89.8)	$(29.5)
Add back:
Income taxes	11.3	13.7	(27.6)	(2.6)
Interest expense, net of interest income	1.2	22.7	43.9	67.8
Depreciation and amortization	77.3	5.3	11.6	94.2
Intercompany interest	(2.5)	(0.9)	3.4	—
EBITDA	107.0	81.4	(58.5)	129.9
Intercompany charges	3.2	—	(3.2)	—
Non-cash stock-based compensation	3.3	0.8	4.1	8.2
Acquisition related costs	2.1	—	0.2	2.3
Securitization interest	—	(17.4)	—	(17.4)
Loss on asset sales	1.0	—	—	1.0
Severance	6.9	0.4	1.0	8.3
Foreign currency (gains)/losses	1.7	—	1.4	3.1
Goodwill and other intangibles impairment	29.8	—	—	29.8
Other	2.5	—	0.9	3.4
Total addbacks	50.5	(16.2)	4.4	38.7
Adjusted EBITDA	$157.5	$65.2	$(54.1)	$168.6

	Six Months Ended June 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$92.9	$57.9	$(108.1)	$42.7
Add back:
Income taxes	37.7	22.1	(44.6)	15.2
Interest expense, net of interest income	1.0	33.0	76.9	110.9
Depreciation and amortization	73.0	5.0	14.2	92.2
Intercompany interest	11.1	(2.8)	(8.3)	—
EBITDA	215.7	115.2	(69.9)	261.0
Intercompany charges	6.8	—	(6.8)	—
Non-cash stock-based compensation	4.0	0.9	5.7	10.6
Acquisition related costs	2.8	—	4.8	7.6
Securitization interest	—	(28.6)	—	(28.6)
Loss on asset sales	0.9	—	—	0.9
Severance	3.6	—	1.2	4.8
Foreign currency (gains)/losses	(1.1)	—	0.5	(0.6)
IAA allocated costs	—	—	2.3	2.3
Other	0.7	0.1	—	0.8
Total addbacks	17.7	(27.6)	7.7	(2.2)
Adjusted EBITDA	$233.4	$87.6	$(62.2)	$258.8

Other than during the financial covenant "holiday" provided by the Fourth Amendment Agreement to the Credit Agreement, certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	June 30, 2020
Net income (loss)	$35.3	$19.8	$2.8	$(32.3)	$25.6
Less: Income from discontinued operations	0.9	4.5	—	—	5.4
Income (loss) from continuing operations	34.4	15.3	2.8	(32.3)	20.2
Add back:
Income taxes	13.2	9.3	2.0	(4.6)	19.9
Interest expense, net of interest income	37.2	38.3	37.2	30.6	143.3
Depreciation and amortization	46.4	50.1	47.7	46.5	190.7
EBITDA	131.2	113.0	89.7	40.2	374.1
Non-cash stock-based compensation	4.5	5.2	5.3	2.9	17.9
Loss on extinguishment of debt	2.2	—	—	—	2.2
Acquisition related costs	2.7	1.9	1.4	0.9	6.9
Securitization interest	(13.3)	(13.0)	(11.4)	(6.0)	(43.7)
Loss on asset sales	0.8	0.4	0.5	0.5	2.2
Severance	0.9	9.6	1.8	6.5	18.8
Foreign currency (gains)/losses	(0.4)	0.3	0.4	2.7	3.0
Goodwill and other intangibles impairment	—	—	—	29.8	29.8
Other	0.6	4.6	0.9	2.5	8.6
Total addbacks	(2.0)	9.0	(1.1)	39.8	45.7
Adjusted EBITDA	$129.2	$122.0	$88.6	$80.0	$419.8

Results of Operations

KAR Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2020	2019	2020	2019
Revenues
Auction fees and services revenue	$312.6	$553.1	$804.1	$1,095.0
Purchased vehicle sales	49.6	79.3	125.1	137.1
Finance-related revenue	56.8	86.7	135.3	176.6
Total revenues	419.0	719.1	1,064.5	1,408.7
Cost of services*	235.1	417.4	629.7	811.3
Gross profit*	183.9	301.7	434.8	597.4
Selling, general and administrative	112.3	163.2	274.7	338.4
Depreciation and amortization	46.5	47.9	94.2	92.2
Goodwill and other intangibles impairment	29.8	—	29.8	—
Operating profit (loss)	(4.7)	90.6	36.1	166.8
Interest expense	30.9	55.6	68.9	112.1
Other expense (income), net	1.3	(1.1)	(0.7)	(3.2)
Income (loss) from continuing operations before income taxes	(36.9)	36.1	(32.1)	57.9
Income taxes	(4.6)	8.7	(2.6)	15.2
Net income (loss) from continuing operations	(32.3)	27.4	(29.5)	42.7
Net income from discontinued operations	—	28.2	—	90.7
Net income (loss)	$(32.3)	$55.6	$(29.5)	$133.4
Net income (loss) from continuing operations per share
Basic	$(0.27)	$0.21	$(0.24)	$0.32
Diluted	$(0.27)	$0.20	$(0.24)	$0.32

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended June 30, 2020 and 2019
Overview
For the three months ended June 30, 2020, we had revenue of $419.0 million compared with revenue of $719.1 million for the three months ended June 30, 2019, a decrease of 42%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization decreased $1.4 million, or 3%, to $46.5 million for the three months ended June 30, 2020, compared with $47.9 million for the three months ended June 30, 2019. The decrease in depreciation and amortization was primarily the result of a reduction in assets placed in service or acquired, resulting from a reduction in capital spending and no acquisitions in 2020.

Goodwill and Other Intangibles Impairment

In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA

Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

Interest Expense

Interest expense decreased $24.7 million, or 44%, to $30.9 million for the three months ended June 30, 2020, compared with $55.6 million for the three months ended June 30, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 1.1% and a decrease of $821.9 million in the average outstanding balance of corporate debt for the three months ended June 30, 2020 compared with the three months ended June 30, 2019, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $7.0 million, which resulted from a decrease in the average finance receivables balance and in incremental interest rates for the three months ended June 30, 2020, as compared with the three months ended June 30, 2019.

Income Taxes

We had an effective tax rate of 12.5% for the three months ended June 30, 2020, compared with an effective tax rate of 24.1% for the three months ended June 30, 2019. The 2020 rate was unfavorably impacted by the goodwill and other intangibles impairment charge for which no tax benefit has been recorded. This was partially offset by the tax benefit from recording net operating losses and deductions related to stock-based compensation expenses.

Net Income from Discontinued Operations

On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the three months ended June 30, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $28.2 million, respectively.

Impact of Foreign Currency

For the three months ended June 30, 2020, fluctuations in the Canadian exchange rate decreased revenue by $1.3 million, operating profit by $0.4 million, net income (loss) by $0.1 million and net income (loss) per diluted share by less than $0.01. For the three months ended June 30, 2020, fluctuations in the European exchange rate decreased revenue by $0.4 million and had no impact on operating profit, net income (loss) and net income (loss) per diluted share. In addition, for the three months ended June 30, 2020, as a result of the goodwill and other intangibles impairment in the U.K., fluctuations in the British pound exchange rate decreased the net loss by $1.1 million.

Business Trends Throughout the Second Quarter

The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of restrictions on our operations, we have adjusted our business processes to meet the needs of our customers while complying with all laws, regulations, mandates and directives in each individual market we operate. In many cases, we have had to limit the number of employees and customers within our physical locations at any given time and modify the delivery of services to our customers. Our results in the quarter ended June 30, 2020 were negatively impacted by the impact COVID-19 had on our business, especially in the month of April. However, we were able to make adjustments in our operations that have permitted us to improve performance steadily throughout the quarter.

New and used car retail activity was reduced to unprecedented levels in early April. Auto retail operations were required to temporarily close and supply and demand for used cars was disrupted. By mid-April, we were experiencing improved retail automobile sales and demand for used vehicle supply was beginning to improve. The Company was prepared to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. For the month of April, total vehicles sold were approximately

27% of the volume sold in April 2019. Consolidated revenue for the month April was 28% of revenue for April 2019. Consolidated gross profit for the month of April was below 20% of revenue due to the low level of revenue and this contributed to an operating loss for the month.

The Company saw improved demand for used vehicles in May and buyers and sellers were transacting on our digital platforms in order to obtain inventory to support the level of retail demand for used vehicles. Total vehicles sold were approximately 65% of the volume sold in May 2019. Consolidated revenue for the month of May was 58% of revenue for May 2019. However, our operating processes were adjusted to support 100% of all transactions being completed through our digital platforms and KAR had gross profit of 47% of revenue for the month. The Company also maintained reduced selling, general and administrative expenses and was able to generate operating profit and Adjusted EBITDA that exceeded 70% of the amounts generated in May 2019.

Improved demand for used vehicles continued throughout June and vehicles sold in June 2020 were 8% above the volume sold in June 2019 and consolidated revenue for the month of June was 91% of revenue for June 2019. We continued to sell all vehicles using our digital platforms and were able to generate gross profit for the month that was approximately 50% of revenue. We were also able to maintain lower overhead costs through this period of volume growth. As a result, we were able to generate operating profit margins (exclusive of goodwill and other intangibles impairment) and Adjusted EBITDA margins for the month that were above 20% of revenue. The Company believes that certain changes made in its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. The Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses.

Immediately prior to actions taken in late March 2020, the Company had over 15,000 active employees. In early April, the Company furloughed approximately 11,000 employees. Since early April, we have called back approximately 5,000 employees throughout the Company. In late June 2020, we notified approximately 3,000 furloughed employees that changes in our business processes have resulted in the elimination of their positions in August 2020. As of August 2020, we have approximately 2,000 employees on furlough that may be called back to work. We do not expect to increase our workforce back to pre-pandemic levels.

Overview of KAR Results for the Six Months Ended June 30, 2020 and 2019
Overview

For the six months ended June 30, 2020, we had revenue of $1,064.5 million compared with revenue of $1,408.7 million for the six months ended June 30, 2019, a decrease of 24%. Businesses acquired accounted for an increase in revenue of $18.3 million or 2% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $2.0 million, or 2%, to $94.2 million for the six months ended June 30, 2020, compared with $92.2 million for the six months ended June 30, 2019. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2019.

Goodwill and Other Intangibles Impairment

In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

Interest Expense

Interest expense decreased $43.2 million, or 39%, to $68.9 million for the six months ended June 30, 2020, compared with $112.1 million for the six months ended June 30, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 0.9% and a decrease of $880.5 million in the average outstanding balance of corporate debt for the six months ended June 30, 2020 compared with the six months ended June 30, 2019, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $10.5 million, which resulted from a decrease in the average finance receivables balance and in incremental interest rates for the six months ended June 30, 2020, as compared with the six months ended June 30, 2019.

Income Taxes

We had an effective tax rate of 8.1% for the six months ended June 30, 2020, compared with an effective tax rate of 26.3% for the six months ended June 30, 2019. The 2020 rate was unfavorably impacted by the goodwill and other intangibles impairment charge for which no tax benefit has been recorded. This was partially offset by the tax benefit from recording net operating losses and deductions related to stock-based compensation expenses.

Net Income from Discontinued Operations

On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the six months ended June 30, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $90.7 million, respectively.

Impact of Foreign Currency

For the six months ended June 30, 2020, fluctuations in the Canadian exchange rate decreased revenue by $1.5 million, operating profit by $0.3 million, net income (loss) by $0.1 million and net income (loss) per diluted share by less than $0.01. For the six months ended June 30, 2020, fluctuations in the European exchange rate decreased revenue by $1.6 million and had no impact on operating profit, net income (loss) and net income (loss) per diluted share. In addition, for the six months ended June 30, 2020, as a result of the goodwill and other intangibles impairment in the U.K., fluctuations in the British pound exchange rate decreased the net loss by $0.7 million.

ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per vehicle amounts)	2020	2019	2020	2019
Auction fees and services revenue	$312.6	$553.1	$804.1	$1,095.0
Purchased vehicle sales	49.6	79.3	125.1	137.1
Total ADESA revenue	362.2	632.4	929.2	1,232.1
Cost of services*	217.2	392.9	587.9	763.6
Gross profit*	145.0	239.5	341.3	468.5
Selling, general and administrative	79.5	121.9	202.3	248.5
Depreciation and amortization	38.2	38.0	77.3	73.0
Goodwill and other intangibles impairment	29.8	—	29.8	—
Operating profit (loss)	$(2.5)	$79.6	$31.9	$147.0

Vehicles sold	648,000	994,000	1,510,000	1,940,000
Institutional vehicles sold in North America	502,000	701,000	1,124,000	1,382,000
Dealer consignment vehicles sold in North America	131,000	268,000	343,000	510,000
Vehicles sold in Europe	15,000	25,000	43,000	48,000
Percentage of vehicles sold online	100%	59%	78%	58%
Conversion rate at North American physical auctions	63.5%	66.1%	63.4%	64.9%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$839	$882	$884	$879
Online only revenue per vehicle sold, excluding purchased vehicles	$152	$150	$158	$148

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended June 30, 2020 and 2019
Revenue
Revenue from ADESA decreased $270.2 million, or 43%, to $362.2 million for the three months ended June 30, 2020, compared with $632.4 million for the three months ended June 30, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold and a decrease in average revenue per vehicle sold. The decrease in revenue included the impact of decreases in revenue of $1.1 million due to fluctuations in the Canadian exchange rate and $0.4 million due to fluctuations in the European exchange rate.

The decrease in vehicles sold was primarily attributable to a 29% decrease in institutional volume, including vehicles sold on our online only platform, as well as a 50% decrease in dealer consignment units sold for the three months ended June 30, 2020 compared with the three months ended June 30, 2019. Online sales volume for ADESA represented approximately 100% of the total vehicles sold in the second quarter of 2020, compared with approximately 59% in the second quarter of 2019. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast and Simulcast+); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast, Simulcast+ or DealerBlock, accounted for approximately 52% of ADESA's North American online sales volume. ADESA sold approximately 321,000 (including approximately 35,000 from TradeRev) and 416,000 (including approximately 41,000 from TradeRev) vehicles through its North American online only offerings in the second quarter of 2020 and 2019, respectively. For the three months ended June 30, 2020, dealer consignment vehicles represented approximately 30% of used vehicles sold at ADESA physical auction locations, compared with approximately 41% for the three months ended June 30, 2019. The volume of vehicles sold at physical auction locations in the second quarter of 2020 decreased approximately 44% compared with the second quarter of 2019. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 63.5% for the three months ended June 30, 2020, compared with 66.1% for the three months ended June 30, 2019.

Volumes sold for the three months ended June 30, 2020 were materially impacted by the COVID-19 related restrictions placed on businesses throughout the world. For the three months ended June 30, 2020 we held all sales in a Simulcast-only format to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars did not run across the block and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.

Physical auction revenue per vehicle sold decreased $43, or 5%, to $839 for the three months ended June 30, 2020, compared with $882 for the three months ended June 30, 2019. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. Physical auction fees per car sold were consistent at $428 for the three months ended June 30, 2020 compared with the three months ended June 30, 2019. The $43 decrease was attributable to a decrease in lower margin ancillary services revenue.

Online only auction revenue per vehicle sold decreased $21 to $211 for the three months ended June 30, 2020, compared with $232 for the three months ended June 30, 2019. The decrease in online only auction revenue per vehicle sold was attributable to a decrease in purchased vehicle sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $152 and $150 for the three months ended June 30, 2020 and 2019, respectively. The $2 increase in online only revenue per vehicle, excluding purchased vehicles, was attributable to increased revenue per vehicle for units sold on the TradeRev platform.

Gross Profit

For the three months ended June 30, 2020, gross profit for ADESA decreased $94.5 million, or 39%, to $145.0 million, compared with $239.5 million for the three months ended June 30, 2019. Gross profit for ADESA was 40.0% of revenue for the three months ended June 30, 2020, compared with 37.9% of revenue for the three months ended June 30, 2019. Gross profit as a percentage of revenue increased for the three months ended June 30, 2020 as compared with the three months ended June 30, 2019 as a result of a 45% decrease in cost of services. As noted elsewhere, we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19, and vehicles sold online require less direct labor. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicle sales. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicle sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 46.4% and 43.2% for the three months ended June 30, 2020 and 2019, respectively.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment decreased $42.4 million, or 35%, to $79.5 million for the three months ended June 30, 2020, compared with $121.9 million for the three months ended June 30, 2019, primarily due to decreases in compensation expense of $16.4 million, incentive-based compensation of $6.5 million, marketing costs of $6.0 million, travel expenses of $3.8 million, professional fees of $2.9 million, supplies expense of $2.4 million, telecom costs of $1.2 million, other miscellaneous expenses aggregating $1.9 million and the recording of the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy of $6.9 million, partially offset by increases in bad debt expense of $3.8 million and severance of $1.8 million.

Goodwill and Other Intangibles Impairment

In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

Overview of ADESA Results for the Six Months Ended June 30, 2020 and 2019
Revenue
Revenue from ADESA decreased $302.9 million, or 25%, to $929.2 million for the six months ended June 30, 2020, compared with $1,232.1 million for the six months ended June 30, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold and a decrease in average revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $18.3 million, of which approximately $12.7 million was included in "Purchased vehicle sales." The decrease in revenue included the impact of decreases in revenue of $1.6 million due to fluctuations in the European exchange rate and $1.4 million due to fluctuations in the Canadian exchange rate.

The decrease in vehicles sold was primarily attributable to a 19% decrease in institutional volume, including vehicles sold on our online only platform, as well as a 31% decrease in dealer consignment units sold for the six months ended June 30, 2020 compared with the six months ended June 30, 2019. Online sales volume for ADESA represented approximately 78% of the total vehicles in the first six months of 2020, compared with approximately 58% in the first six months of 2019. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast and Simulcast+); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast, Simulcast+ or DealerBlock, accounted for approximately 61% of ADESA's North American online sales volume. ADESA sold approximately 688,000 (including approximately 68,000 from TradeRev) and 783,000 (including approximately 72,000 from TradeRev) vehicles through its North American online only offerings in the first six months of 2020 and 2019, respectively. For the six months ended June 30, 2020, dealer consignment vehicles represented approximately 35% of used vehicles sold at ADESA physical auction locations, compared with approximately 39% for the six months ended June 30, 2019. The volume of vehicles sold at physical auction locations in the first six months of 2020 decreased approximately 30% compared with the first six months of 2019. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 63.4% for the six months ended June 30, 2020, compared with 64.9% for the six months ended June 30, 2019.

Volumes sold for the six months ended June 30, 2020 were materially impacted by the COVID-19 related restrictions placed on businesses throughout the world. Beginning the week of March 16, we experienced a significant decline in volumes, as customers began to cease operations in response to local, state and provincial directives. Throughout the second quarter, we held all sales in a Simulcast-only format to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars did not run across the block and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.

Physical auction revenue per vehicle sold increased $5, or 1%, to $884 for the six months ended June 30, 2020, compared with $879 for the six months ended June 30, 2019. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles.

Online only auction revenue per vehicle sold increased $17 to $237 for the six months ended June 30, 2020, compared with $220 for the six months ended June 30, 2019. The increase in online only auction revenue per vehicle sold was attributable to an increase in TradeRev revenue. In addition, the entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $158 and $148 for the six months ended June 30, 2020 and 2019, respectively. The $10 increase in online only revenue per vehicle, excluding purchased vehicles was attributable to increased revenue per vehicle for units sold on the TradeRev platform.

Gross Profit

For the six months ended June 30, 2020, gross profit for ADESA decreased $127.2 million, or 27%, to $341.3 million, compared with $468.5 million for the six months ended June 30, 2019. Gross profit for ADESA was 36.7% of revenue for the six months ended June 30, 2020, compared with 38.0% of revenue for the six months ended June 30, 2019. Gross profit as a percentage of revenue decreased for the six months ended June 30, 2020 as compared with the six months ended June 30, 2019 as a result of purchased vehicle sales. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicle sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 42.4% and 42.7% for the six months ended June 30, 2020 and 2019, respectively. The remaining decrease in gross profit as a percentage of revenue relates to the shut down of the physical auctions on March 20, 2020 in response to the COVID-19 pandemic. Businesses acquired in the last 12 months accounted for an increase in cost of services of $15.6 million for the six months ended June 30, 2020.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment decreased $46.2 million, or 19%, to $202.3 million for the six months ended June 30, 2020, compared with $248.5 million for the six months ended June 30, 2019, primarily due to decreases in compensation expense of $15.8 million, incentive-based compensation of $11.8 million, marketing costs of $8.4 million, travel expenses of $4.7 million, supplies expense of $2.3 million, professional fees of $2.1 million, other miscellaneous expenses aggregating $2.0 million and the recording of the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy of $6.9 million, partially offset by increases in bad debt expense of $3.9 million, information technology costs of $2.0 million and costs associated with acquisitions of $1.9 million.

Goodwill and Other Intangibles Impairment

In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2020	2019	2020	2019
AFC revenue	$56.8	$86.7	$135.3	$176.6
Cost of services*	17.9	24.5	41.8	47.7
Gross profit*	38.9	62.2	93.5	128.9
Selling, general and administrative	5.6	6.4	12.1	13.6
Depreciation and amortization	2.6	2.6	5.3	5.0
Operating profit	$30.7	$53.2	$76.1	$110.3

Loan transactions	420,000	437,000	868,000	898,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$115	$178	$136	$177
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2020 and 2019
Revenue
For the three months ended June 30, 2020, AFC revenue decreased $29.9 million, or 34%, to $56.8 million, compared with $86.7 million for the three months ended June 30, 2019. The decrease in revenue was primarily the result of a 35% decrease in revenue per loan transaction and a 4% decrease in loan transactions.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $63, or 35%, primarily as a result of an increase in provision for credit losses for the three months ended June 30, 2020, as well as decreases in interest yield and floorplan fee income, partially offset by an increase in average portfolio duration. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses increased to 4.3% of the average managed receivables for the three months ended June 30, 2020 from 1.7% for the three months ended June 30, 2019.

Gross Profit

For the three months ended June 30, 2020, gross profit for the AFC segment decreased $23.3 million to $38.9 million, or 68.5% of revenue, compared with $62.2 million, or 71.7% of revenue, for the three months ended June 30, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 34% decrease in revenue and a 27% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in compensation expense of $3.1 million, PWI expenses of $1.7 million, incentive-based compensation of $0.6 million and other miscellaneous expenses aggregating $1.2 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $0.8 million, or 13%, to $5.6 million for the three months ended June 30, 2020, compared with $6.4 million for the three months ended June 30, 2019, primarily as a result of decreases in incentive-based compensation, travel expenses, promotion expenses and other miscellaneous expenses totaling $1.3 million, partially offset by an increase in compensation-related expense of $0.5 million.

Overview of AFC Results for the Six Months Ended June 30, 2020 and 2019
Revenue
For the six months ended June 30, 2020, AFC revenue decreased $41.3 million, or 23%, to $135.3 million, compared with $176.6 million for the six months ended June 30, 2019. The decrease in revenue was primarily the result of a 23% decrease in revenue per loan transaction and a 3% decrease in loan transactions.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $41, or 23%, primarily as a result of an increase in provision for credit losses for the six months ended June 30, 2020, as well as decreases in interest yield and floorplan fee income, partially offset by an increase in average portfolio duration. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses increased to 3.8% of the average managed receivables for the six months ended June 30, 2020 from 1.6% for the six months ended June 30, 2019.

Gross Profit

For the six months ended June 30, 2020, gross profit for the AFC segment decreased $35.4 million to $93.5 million, or 69.1% of revenue, compared with $128.9 million, or 73.0% of revenue, for the six months ended June 30, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 23% decrease in revenue and a 12% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in compensation expense of $2.6 million, PWI expenses of $1.5 million, incentive-based compensation of $0.9 million and other miscellaneous expenses aggregating $0.9 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $1.5 million, or 11%, to $12.1 million for the six months ended June 30, 2020, compared with $13.6 million for the six months ended June 30, 2019, primarily as a result of decreases in incentive-based compensation of $0.9 million, travel expenses of $0.4 million and other miscellaneous expenses aggregating $0.7 million, partially offset by an increase in compensation-related expense of $0.5 million.

Holding Company Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019
Selling, general and administrative	$27.2	$34.9	$60.3	$76.3
Depreciation and amortization	5.7	7.3	11.6	14.2
Operating loss	$(32.9)	$(42.2)	$(71.9)	$(90.5)
Overview of Holding Company Results for the Three Months Ended June 30, 2020 and 2019
Selling, General and Administrative
For the three months ended June 30, 2020, selling, general and administrative expenses at the holding company decreased $7.7 million, or 22%, to $27.2 million, compared with $34.9 million for the three months ended June 30, 2019, primarily as a result of decreases in compensation expense of $3.3 million, professional fees of $2.8 million, stock-based compensation expense of $0.7 million, travel expenses of $0.7 million, incentive-based compensation of $0.5 million, telecom costs of $0.5 million and other employee related expenses of $0.5 million, partially offset by increases in information technology costs of $1.3 million.

Overview of Holding Company Results for the Six Months Ended June 30, 2020 and 2019
Selling, General and Administrative
For the six months ended June 30, 2020, selling, general and administrative expenses at the holding company decreased $16.0 million, or 21%, to $60.3 million, compared with $76.3 million for the six months ended June 30, 2019, primarily as a result of decreases in professional fees of $5.3 million, compensation expense of $4.8 million, incentive-based compensation of $4.1 million, stock-based compensation expense of $1.6 million, travel expenses of $1.0 million and other miscellaneous expenses of $2.6 million, partially offset by increases in information technology costs of $2.4 million and medical expenses of $1.0 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

	June 30, 2020	December 31, 2019	June 30, 2019
(Dollars in millions)
Cash and cash equivalents*	$968.5	$507.6	$233.0
Restricted cash	50.0	53.3	23.7
Working capital	1,241.8	726.8	380.5
Amounts available under the revolving credit facility**	325.0	325.0	278.0
Cash flow from operations for the six months ended	268.9		161.7
*Cash and cash equivalents at June 30, 2020 included approximately $528.2 million in net proceeds from newly issued perpetual convertible preferred stock of the Company.
**There were related outstanding letters of credit totaling approximately $25.0 million, $27.4 million and $32.5 million at June 30, 2020, December 31, 2019 and June 30, 2019, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic is having a significant impact on our business. As a result, we have implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures include, but are not limited to, the following:
•Reduced compensation expense by
▪our CEO, CFO and President voluntarily electing to forgo 100% of their respective base salaries and the remainder of our executive officers voluntarily electing to reduce their base salaries by 50% for the second quarter of 2020,
▪reducing base salaries across many levels of the organization for part of the second quarter of 2020,
▪furloughing approximately 11,000 employees in April 2020 (approximately 5,000 have returned to work),
▪commencing a reduction in force in June 2020 (impacting approximately 3,000 of our employees), and
▪our board of directors voluntarily electing to forgo their cash compensation for the second quarter of 2020;
•Prohibited non-essential business travel;
•Suspended non-essential services provided by certain third parties at our locations;
•Delayed or canceled capital projects at our physical auction locations;
•Negotiated the deferral of rent payments with certain landlords;
•Suspended the ADESA Assurance program for part of the second quarter;
•AFC reduced the unused portion of certain floorplan lines with its customers; and
•Suspended the Company's quarterly dividend.

In addition, in June 2020 we issued and sold an aggregate of 550,000 shares of newly issued perpetual convertible preferred stock of the Company for net proceeds of approximately $528.2 million.

We have also taken advantage of legislation introduced to assist companies during this time. In the second quarter of 2020, we recorded approximately $7.9 million of employee retention credits taken under the CARES Act and approximately $9.7 million under the Canada Emergency Wage Subsidy. These credits partially offset salaries and medical costs recorded in the U.S. and Canada. We will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.

Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2020	2019
Net cash provided by (used by):
Operating activities - continuing operations	$268.9	$161.7
Operating activities - discontinued operations	—	155.8
Investing activities - continuing operations	485.9	(268.9)
Investing activities - discontinued operations	—	(37.4)
Financing activities - continuing operations	(279.9)	(1,387.6)
Financing activities - discontinued operations	—	1,317.6
Effect of exchange rate on cash	(17.3)	10.8
Net increase (decrease) in cash, cash equivalents and restricted cash	$457.6	$(48.0)

Cash flow provided by operating activities (continuing operations) was $268.9 million for the six months ended June 30, 2020, compared with $161.7 million for the six months ended June 30, 2019. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net increase in non-cash item adjustments, partially offset by decreased profitability attributable to reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business.
Net cash provided by investing activities (continuing operations) was $485.9 million for the six months ended June 30, 2020, compared with net cash used by investing activities of $268.9 million for the six months ended June 30, 2019. The increase in net cash from investing activities was primarily attributable to:

•a net decrease in finance receivables held for investment of approximately $602.4 million;
•a decrease in cash used for acquisitions of approximately $120.7 million; and
•a reduction in capital expenditures of approximately $31.7 million.

Net cash used by financing activities (continuing operations) was $279.9 million for the six months ended June 30, 2020, compared with $1,387.6 million for the six months ended June 30, 2019. The decrease in net cash used by financing activities was primarily attributable to:

•a decrease in payments on long-term debt. In the second quarter of 2019, the Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the separation) to prepay approximately $1.3 billion of its term loan debt;
•net proceeds of approximately $528.2 million received from the issuance of the Series A Preferred Stock in the second quarter of 2020;
•a decrease in dividends paid to stockholders of approximately $90.8 million; and
•a decrease in cash transferred to IAA of $50.9 million;

partially offset by:

•a net decrease in the obligations collateralized by finance receivables of approximately $689.5 million;
•a net decrease in borrowings on lines of credit of approximately $95.4 million;
•a net decrease in book overdrafts of approximately $39.1 million; and
•an increase in cash used for payments of contingent consideration of approximately $21.8 million.